Filed pursuant to Rule 424(b)(3)

Registration No. 333-252515

PROSPECTUS SUPPLEMENT NO. 25

(to Prospectus dated February 16, 2021)

Danimer Scientific, Inc.

Up to 32,435,961 Shares of Common Stock

Up to 16,279,253 Shares of Common Stock Issuable Upon Exercise of Warrants and Options

This prospectus supplement supplements the prospectus dated February 16, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252515). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.  The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 16,279,253 shares of our Class A common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,000,000 shares of Common Stock that are issuable upon the exercise of 6,000,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of Live Oak Acquisition Corp., our predecessor company (“Live Oak”), (ii) up to 10,000,000 shares of Common Stock that are issuable upon the exercise of 10,000,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Live Oak and (iii) up to 279,253 shares of Common Stock issuable upon exercise of Non-Plan Legacy Danimer Options. We will receive the proceeds from any exercise of any Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of (i) up to 32,435,961 shares of Common Stock (including up to 6,000,000 shares of Common Stock that may be issued upon exercise of the Private Warrants) and (ii) up to 6,000,000 Private Warrants. We will not receive any proceeds from the sale of shares of Common Stock or the Private Warrants by the Selling Securityholders pursuant to the Prospectus and this prospectus supplement.

Our registration of the securities covered by the Prospectus and this prospectus supplement does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Common Stock covered by the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Our Common Stock is listed on The New York Stock Exchange under the symbol “DNMR”. On September 7, 2022, the closing price of our Common Stock was $4.31. Our Public Warrants were previously traded on The New York Stock Exchange under the symbol “DNMR WS”; however, the Public Warrants ceased trading on the New York Stock Exchange and were delisted following their redemption.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 4 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 7, 2022.

United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2022

DANIMER SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39280	84-1924518
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

140 Industrial Boulevard
Bainbridge, Georgia	39817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 243-7075

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, $0.0001 par value per share	DNMR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 7, 2022, Danimer Scientific, Inc. (“Danimer”) entered into an equity distribution agreement (the “Equity Distribution Agreement”) with Citigroup Global Markets Inc. (the “Manager”) with respect to the offering and sale from time to time through the Manager, as Danimer’s sales agent, of shares of Danimer’s Class A common stock, par value $0.0001 per share, having an aggregate offering price of up to $100 million (the “Shares”). Sales of the Shares, if any, will be made by means of ordinary brokers’ transactions through the facilities of the New York Stock Exchange at market prices, in block transactions or as otherwise agreed between Danimer and the Manager. Under the terms of the Equity Distribution Agreement, Danimer may also sell Shares from time to time to the Manager as principal for its own account at a price to be agreed upon at the time of sale. Pursuant to the Equity Distribution Agreement, Danimer may offer and sell the shares in transactions deemed to be an “at-the-market” offering as defined in Rule 415(a)(4) of the Securities Act of 1933, as amended.

The Equity Distribution Agreement provides that the Manager, when it is acting as Danimer’s sales agent, will be entitled to compensation of up to 3% of the gross sales price of the Shares sold through the Manager. Danimer has no obligation to offer or sell any Shares under the Equity Distribution Agreement, and may at any time suspend offers and sales under the Equity Distribution Agreement.

In the ordinary course of business, the Manager or its affiliates have provided and may in the future provide commercial, financial advisory or investment banking services for Danimer and its subsidiaries for which they have received or will receive customary compensation.

The Shares will be issued pursuant to Danimer’s shelf registration statement, which became effective September 7, 2022 (Registration No. 333-267074), as supplemented by the prospectus supplement dated September 7, 2022.

The summary of the Equity Distribution Agreement in this report does not purport to be complete and is qualified by reference to the full text of the Equity Distribution Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The legal opinion of Kane Kessler, P.C. relating to the Shares to be issued pursuant to the Equity Distribution Agreement is included as Exhibit 5.1 hereto.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
1.1	Equity Distribution Agreement, dated September 7, 2022, between Danimer Scientific, Inc. and Citigroup Global Markets Inc.
5.1	Opinion of Kane Kessler, P.C.
23.1	Consent of Kane Kessler, P.C. (included in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Danimer has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2022

DANIMER SCIENTIFIC, INC.

By:	/s/ Michael A. Hajost
	Name:	Michael A. Hajost
	Title:	Chief Financial Officer

2

Exhibit 1.1

Danimer Scientific, Inc.

$100,000,000
Class A Common Stock
($0.0001 par value per share)

Equity Distribution Agreement

September 7, 2022

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York, 10013

Ladies and Gentlemen:

Danimer Scientific, Inc., a corporation organized under the laws of Delaware (the “Company”), confirms its agreement (this “Agreement”) with Citigroup Global Markets Inc. (the “Manager”) as follows:

1. Description of Shares. The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, shares of the Company’s Class A common stock, $0.0001 par value per share (“Common Stock”), having an aggregate gross sales price of up to $100,000,000 (the “Shares”), from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. For purposes of selling the Shares through the Manager, the Company hereby appoints the Manager as exclusive agent of the Company for the purpose of soliciting purchases of the Shares from the Company pursuant to this Agreement and the Manager agrees to use its commercially reasonable efforts to solicit purchases of, and to sell, as sales agent for the Company, the Shares on the terms and subject to the conditions stated herein. The Company agrees that whenever it determines to sell the Shares directly to the Manager as principal, it will enter into a separate agreement (each, a “Terms Agreement”) in substantially the form of Annex I hereto, relating to such sale in accordance with Section 3 of this Agreement. Certain terms used herein are defined in Section 19 hereof.

2. Representations and Warranties. The Company represents and warrants to, and agrees with, the Manager at the Execution Time and on each such time the following representations and warranties are required to be repeated or deemed to be made pursuant to this Agreement, as set forth below.

(a) The Company meets the requirements for use of Form S-3 under the Securities Act and has prepared and filed with the Commission (File Number 333-267074) on Form S-3, including a related Base Prospectus, for registration under the Securities Act of the offering and sale of the Company’s Common Stock, including the Shares. Such Registration Statement, including any amendments thereto filed prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made, has become effective. The Company has filed with the Commission the Prospectus Supplement relating to the Shares in accordance with Rule 424(b). As filed, the Prospectus contains all information required by the Securities Act and the rules thereunder in all material respects, and, except to the extent the Manager shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Manager prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made. The Registration Statement, at the Execution Time, each such time this representation is repeated or deemed to be made, and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, meets the requirements set forth in Rule 415(a)(1)(x). The Registration Statement did not, as of the time of its initial effectiveness, and does not or will not, as then amended or supplemented, as of the Execution Time, at each Applicable Time and at each Settlement Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time. Any reference herein to the Registration Statement, the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus, as the case may be, deemed to be incorporated therein by reference. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement or the Prospectus, at the time such documents were or hereafter are filed with the Commission, complied and will comply, in all material respects with the requirements of the Exchange Act and did not or (in the case of documents filed with the Commission after the date hereof) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) To the extent that the Registration Statement is not available for the sales of the Shares as contemplated by this Agreement or the Company is not a “well-known seasoned issuer” as defined in Rule 405, the Company shall file a new registration statement with respect to any additional shares of Common Stock necessary to complete such sales of the Shares and shall cause such registration statement to become effective as promptly as reasonably practicable. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 12 of Form S-3, and all references to “Base Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in any such registration statement at the time such registration statement became effective.

(c) At the Execution Time, at each Applicable Time and at each Settlement Date (as defined in Section 3(a)(vii) hereof), the Disclosure Package does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by or on behalf of the Manager specifically for use therein (it being understood and agreed that such information furnished by or on behalf of the Manager consists solely of the Manager Information (as defined in Section 7(a) hereof)).

(d) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Shares and (ii) as of the Execution Time and on each such time this representation is repeated or deemed to be made (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(e) The Company has not prepared, made, used, authorized, approved or distributed and will not, and will not cause or allow its agents or representatives to, prepare, make, use, authorize, approve or distribute any “written communication” (as defined in Rule 405) that constitutes an offer to sell or a solicitation of an offer to buy the Shares, or otherwise is prepared to market the Shares, other than (i) the Registration Statement, (ii) the Disclosure Package and (iii) any marketing materials (including any roadshow or investor presentation materials) or other written communications, in each case used in accordance with Section 4(g) hereof (each such communication by the Company or its agents shall constitute an Issuer Free Writing Prospectus). Each such Issuer Free Writing Prospectus complies in all material respects with the Securities Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and does not include any information that conflicts with the information contained in the Registration Statement and the Disclosure Package, in each case, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by or on behalf of the Manager specifically for use therein (it being understood and agreed that such information furnished by or on behalf of the Manager consists solely of the Manager Information).

(f) The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Securities Act, and the Company is not the subject of a pending proceeding under Section 8A of the Securities Act in connection with the offering of the Shares.

(g) The Common Stock is an “actively-traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(h) The Company has not entered into any other sales agency agreements or other similar arrangements with any agent or any other representative in respect of at the market offerings of the Shares in accordance with Rule 415(a)(4) of the Securities Act.

(i) The Company is subject to, and is in full compliance in all material respects with, the reporting requirements of Section 13 and Section 15(d), as applicable, of the Exchange Act.

(j) The audited consolidated financial statements and related notes and supporting schedules of the Company and the Subsidiaries (as defined below) contained or incorporated by reference in the Registration Statement and the Prospectus (collectively, the “Financial Statements”) present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as of the respective dates and for the respective periods to which they apply, comply as to form with the applicable accounting requirements of the Securities Act, and have been prepared in accordance with generally accepted accounting principles as applied in the United States (“GAAP”), applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial data included or incorporated by reference in the Registration Statement and the Prospectus has been prepared on a basis consistent with that of the Financial Statements and fairly present the information set forth therein on a basis consistent with that of the Financial Statements. Each “forward-looking statement” (within the meaning of Section 27A of the Securities Act) contained or incorporated by reference in the Registration Statement and the Prospectus has been made with a reasonable basis and in good faith. To the Company’s knowledge, no person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Company Accounting Oversight Board, has participated in or otherwise aided the preparation of, or audited, the financial statements, supporting schedules or other financial data filed with the Commission and incorporated by reference into the Registration Statement and the Prospectus. The interactive data in eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference as an exhibit to the Registration Statement and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(k) The Company and the Subsidiaries maintain a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and the Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act as of the end of the Company’s most recent fiscal quarter. The statements relating to disclosure controls and procedures made by the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company in the certifications required by the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith are complete and correct.

(l) (x) KPMG LLP, who have certified and expressed their opinion with respect to the financial statements of the Company and its consolidated Subsidiaries as of December 31, 2021 and 2020, and for the years then ended, including the related notes thereto, included and/or incorporated by reference in the Registration Statement and the Prospectus, and (y) Thomas Howell Ferguson P.A., who have certified and expressed their opinion with respect to the financial statements of Meredian Holdings Group, Inc. and its consolidated subsidiaries, as predecessor to the Company and its consolidated Subsidiaries, as of December 31, 2019, and for the year then ended, including the related notes thereto, included and/or incorporated by reference in the Registration Statement and the Prospectus, are, in each case, (i) independent registered public accounting firms with respect to the reporting entity (and, if applicable, its subsidiaries) within the meaning of the applicable rules and regulations adopted by the Commission and as required by the Securities Act and the rules of the Public Company Accounting Oversight Board, (ii) in compliance with the applicable requirements relating to the qualification of accountants Regulation S-X and (iii) independent registered public accounting firms as defined by the Public Company Accounting Oversight Board (United States) whose registrations have not been suspended or revoked and who have not requested such registration to be withdrawn.

(m) Subsequent to the respective dates as of which information is contained in the Disclosure Package and the Prospectus, except as disclosed in the Disclosure Package and the Prospectus, (i) neither the Company nor any of the Subsidiaries has incurred any liabilities or obligations, direct, indirect or contingent, including without limitation any losses or interference with its business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole, or has entered into any transactions not in the ordinary course of business, (ii) there has not been any material decrease in the capital stock or any material increase in any short-term or long-term indebtedness of the Company or the Subsidiaries, or any payment of or declaration to pay any dividends or any other distribution with respect to the Company or, except for dividends paid to the Company or other subsidiaries, by any of the Company’s subsidiaries on any class of capital stock, or any repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock, and (iii) there has not been any material adverse change, or any development that would reasonably be expected to result in a material adverse change, in the prospects, properties, business, operations, operating results, earnings, assets, liabilities or condition (financial or otherwise) of the Company and the Subsidiaries, whether or not arising from transactions in the ordinary course of business, taken as a whole (each of clauses (i), (ii) and (iii), a “Material Adverse Effect”).

(n) There are no securities or preferred stock of or guaranteed by the Company or any of its subsidiaries that are rated by a “nationally recognized statistical rating organization,” as such term is defined under Section 3(a)(62) under the Exchange Act.

(o) Each corporation, partnership or other entity in which the Company, directly or indirectly through any of its subsidiaries, owns more than fifty percent (50%) of any class of equity securities or interests is listed on Schedule II attached hereto (collectively, the “Subsidiaries”).

(p) The Company and each of the Subsidiaries (i) has been duly organized or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets as described in the Disclosure Package and (iii) is duly qualified or licensed to transact business and is in good standing as a foreign corporation, partnership or other entity as the case may be, authorized to do business in each jurisdiction in which the nature of such businesses or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Effect.

(q) All of the issued and outstanding shares of capital stock or other equity interests of the Company and each of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive or similar rights. The Shares, and all other outstanding shares of capital stock or other equity interests of the Company conform in all material respects to the descriptions thereof set forth in the Base Prospectus and the Prospectus Supplement. The Shares have been duly authorized, and when issued and delivered to and paid for by the Managers pursuant to this Agreement, will be duly and validly issued and will be fully paid and non-assessable and conform to descriptions thereof in the Disclosure Package and the Prospectus in all material respects; and the issuance of the Shares is not subject to any statutory, preemptive or, to the Company’s knowledge, other similar contractual rights to subscribe for the Shares; no holder of the Shares will be subject to personal liability by reason of being such a holder. None of the outstanding shares of Common Stock was issued in violation of any preemptive rights or other similar rights granted by the Company to any securityholder of the Company. Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus (exclusive of any supplement thereto), all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries are owned, directly or indirectly, by the Company, free and clear of all liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind (collectively, “Liens”), except such as would not reasonably be expected to result in a Material Adverse Effect and those imposed by the Securities Act and the securities or “Blue Sky” laws of certain U.S. state or non-U.S. jurisdictions. Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus (exclusive of any supplement thereto), there are no outstanding (A) options, warrants, preemptive rights, rights of first refusal or other rights to purchase from the Company or any of the Subsidiaries, (B) agreements, contracts, arrangements or other obligations of the Company or any of the Subsidiaries to issue or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of capital stock of or other ownership or equity interests in the Company or any of the Subsidiaries.

(r) The Company has all necessary power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the Transactions (as defined below).

(s) This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company. When executed and delivered, this Agreement will conform in all material respects to the descriptions thereof in the Base Prospectus and the Prospectus Supplement.

(t) Neither the Company nor any of the Subsidiaries is (i) in violation of its certificate of incorporation, by-laws or other organizational documents (collectively, the “Charter Documents”); (ii) in violation of any U.S. or non-U.S. federal, state or local statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation, order or injunction (collectively, “Applicable Law”) of any U.S. or non-U.S. federal, state, local or other governmental or regulatory authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization (each, a “Governmental Authority”), or any judgment or decree, applicable to any of them or any of their respective properties; or (iii) in breach of or default under any bond, debenture, note, loan or credit agreement or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective property is bound (collectively, the “Applicable Agreements”), except, in the case of clauses (ii) and (iii) for such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Applicable Agreements are in full force and effect and are legal, valid and binding obligations, other than as disclosed in the Registration Statement, the Disclosure Package and the Prospectus (exclusive of any supplement thereto). There exists no condition that, with the passage of time or otherwise, would constitute (a) a violation of such Charter Documents or Applicable Laws, (b) a breach of or default or a “Debt Repayment Triggering Event” (as defined below) under any Applicable Agreement or (c) result in the imposition of any penalty or the acceleration of any indebtedness. As used herein, a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries or any of their respective properties.

(u) Neither the execution, delivery or performance of this Agreement or any Terms Agreement, the issue and sale of the Shares nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof (collectively, the “Transactions”) will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) or a Debt Repayment Triggering Event under, or result in the imposition of a Lien on any assets of the Company or any of the Subsidiaries, the imposition of any penalty or a Debt Repayment Triggering Event under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement, (iii) any Applicable Law or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting the Company.

(v) No consent, approval, authorization, order, filing or registration of or with any Governmental Authority or third party is required for execution, delivery or performance of this Agreement or the consummation of the Transactions, except (i) those that have been official or made, as the case may be, that are in full force and effect, and (ii) as may be required under the applicable securities or “Blue Sky” laws of U.S. state or non-U.S. jurisdictions or other non-U.S. laws applicable to the purchase of the Shares outside the U.S. in connection with the Transactions in the manner contemplated herein and in the Disclosure Package and the Prospectus.

(w) There is no action, claim, suit, demand, hearing, notice of violation or deficiency, inquiry, investigation arbitration, or proceeding pending or, to the knowledge of the Company or any of the Subsidiaries, threatened or contemplated by Governmental Authorities or threatened by others before, or brought by, any court or other governmental authority or arbitration board or tribunal that (A) would restrain, enjoin, prevent or interfere with the performance of this Agreement or the consummation of the Transactions or (B) would, individually or in the aggregate, have a Material Adverse Effect.

(x) Each of the Company and the Subsidiaries possess such valid and current certificates, authorizations, licenses or permits required by state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses as currently conducted and as described in the Registration Statement and the Prospectus (collectively, “Permits”), except where the failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of the Subsidiaries are in violation of, or in default under, any of the Permits or have received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit, except where such default or revocation, modification or non-compliance would not reasonably be expected to have a Material Adverse Effect.

(y) There are no contracts or other documents of a character required to be described in the Registration Statement, the Disclosure Package or the Prospectus which are not described therein or any contract or other document required to be filed with the Commission as an exhibit to the periodic reports of the Company that has not been filed in accordance with Item 601 of Regulation S-K. The statements in the Annual Report on Form 10-K for the year ended December 31, 2021 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are materially accurate and fair summaries of such legal matters, agreements, documents or proceedings as of the date of filing the Form 10-K.

(z) Except as disclosed in the Registration Statement, the Disclosure Package or the Prospectus (exclusive of any supplement thereto), each of the Company and the Subsidiaries has good, marketable and valid title to all real property owned by it and good title to all personal property and other assets owned by it and good and valid title to all leasehold estates in real and personal property being leased by it and is free and clear of all Liens. To the Company’s knowledge, the real property, improvements, equipment and personal property held under lease by the Company or any Subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such Subsidiary.

(aa) The Company and the Subsidiaries have filed all necessary federal, state, local and foreign income and franchise and other Tax returns or have properly requested extensions thereof and have paid all Taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be contested in good faith and by appropriate proceedings. The Company has made adequate charges, accruals and reserves in accordance with GAAP in the applicable Financial Statements in respect of all federal, state, local and foreign income and franchise Taxes for all periods as to which the Tax liability of the Company or any of the Subsidiaries has not been finally determined. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean all U.S. and non-U.S. federal, state, local and franchise taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

(bb) The Company and the Subsidiaries own, or have obtained valid and enforceable licenses to all patents, trademarks, trade names, service names, copyrights, trade secrets and other intellectual property (collectively, “Intellectual Property”) described in the Registration Statement or the Prospectus as being owned or licensed by them or which are material to the conduct of their respective businesses as currently conducted, and, to the Company’s knowledge, the conduct of their respective businesses does not infringe, misappropriate, dilute or otherwise violate in any material respect any Intellectual Property of others. None of the material Intellectual Property of the Company has been adjudged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, and the Company is unaware of any facts which would form a reasonable basis for any such adjudication. To the Company’s knowledge, there is no material infringement, misappropriation, dilution, or any other violation by third parties of any Intellectual Property owned by the Company or any of the Subsidiaries. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others: (A) challenging the Company’s rights in or to any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; (B) challenging the validity, enforceability or scope of any Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; or (C) asserting that the Company or any of the Subsidiaries infringes or otherwise violates, or would, upon the commercialization of any product or service described in the Registration Statement, the Disclosure Package or the Prospectus (exclusive of any supplement thereto) as under development, infringe, misappropriate, dilute or violate, any Intellectual Property of others, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim. The Company and the Subsidiaries have complied in all material respects with the terms of each agreement pursuant to which material Intellectual Property has been licensed to the Company or any Subsidiary, and all such agreements are in full force and effect. The Company and the Subsidiaries have taken commercially reasonable steps to protect, maintain and safeguard their Intellectual Property, including the execution of appropriate nondisclosure, confidentiality agreements and invention assignment agreements and invention assignments with all applicable employees and contractors None of the Company owned Intellectual Property or technology (including information technology and outsourced arrangements) employed by the Company or the Subsidiaries has been obtained or is being used by the Company or its Subsidiary in violation of any contractual obligation binding on the Company or the Subsidiaries or any of their respective officers, directors or employees or otherwise in violation of the rights of any persons.

(cc) The Company and the Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and the Subsidiaries as currently conducted. The Company and the Subsidiaries have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures and safeguards to protect their material confidential information and the integrity, security, continuous operation and redundancy of the IT Systems and data, including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and the Subsidiaries, and any such data processed or stored by third parties on behalf of the Company and the Subsidiaries (collectively, “Data”), used in connection with their businesses. The Company and the Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with industry practices. There have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person. The Company and the Subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating (i) to the privacy and security of IT Systems and Data and (ii) to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.

(dd) The Company and the Subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, the Subsidiaries or their ERISA Affiliates (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a Subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such Subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, the Subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, the Subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, the Subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code or Section 4062(e) of ERISA. Each “employee benefit plan” established or maintained by the Company, the Subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(ee) No labor disturbance by or dispute with the employees of the Company and any of the Subsidiaries exists or, to the knowledge of the Company, is threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its or the Subsidiaries’ principal suppliers, contractors or customers, except as would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of or has received notice of any violation with respect to any federal or state law relating to discrimination in the hiring, promotion or pay of employees, nor any applicable federal or state wage and hour laws, nor any state law precluding the denial of credit due to the neighborhood in which a property is situated, in each case the violation of any of which would reasonably be expected to result in a Material Adverse Effect.

(ff) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) neither the Company nor any of the Subsidiaries is in violation of any applicable federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, indoor air, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of, or exposure to, chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); (ii) the Company and the Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements; (iii) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to or arising under any Environmental Law against the Company or any of the Subsidiaries; and (iv) to the knowledge of the Company there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of the Subsidiaries relating to Hazardous Materials or any Environmental Laws. In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).

(gg) Each of the Company and the Subsidiaries are insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and the Subsidiaries against theft, damage, destruction and acts of vandalism and policies covering the Company and its subsidiaries for product liability claims and clinical trial liability claims. The Company and the Subsidiaries are in compliance with the terms of such policies and instruments in all material respects, and there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. The Company has no reason to believe that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not, individually or in the aggregate, have in a Material Adverse Effect.

(hh) The Company and each of the Subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls and procedures sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences, and (v) the interactive data in XBRL included or incorporated by reference in the Registration Statement and the Prospectus is in compliance with the Commission’s published rules, regulations and guidelines applicable thereto. The Company’s independent registered public accounting firm and board of directors have been advised of: (i) all “material weaknesses” and “significant deficiencies” (each, as defined in Rule 12b-2 of the Exchange Act), if any, in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal controls (whether or not remediated); all such material weaknesses and significant deficiencies required to be disclosed, if any, have been disclosed in the Registration Statement and the Prospectus in all material respects; and since the date of the Company’s most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly and negatively affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. Except as disclosed in the Registration Statement and the Disclosure Package, the Company is not aware of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially and negatively affected, or is reasonably likely to materially and negatively affect, the Company’s internal control over financial reporting.

(ii) On the applicable Closing Date, after giving pro forma effect to the Transactions and the use of proceeds therefrom described under the caption “Use of Proceeds” in the Base Prospectus and the Prospectus Supplement, the Company (i) will be Solvent (as hereinafter defined), (ii) will have sufficient capital for carrying on its business and (iii) will be able to pay its debts as they mature. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Company is not less than the total amount required to pay the liabilities of the Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) the Company is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Shares as contemplated by this Agreement and the Base Prospectus and the Prospectus Supplement, the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) the Company is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged; and (v) the Company is not otherwise insolvent under the standards set forth in Applicable Laws.

(jj) The Company has not taken and will not take, directly or indirectly, any action designed to, that would be reasonably expected to cause or to result in, or that has constituted or which would reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company, whether to facilitate the sale or resale of any of the Shares or otherwise.

(kk) Except as otherwise disclosed in the Registration Statement, the Disclosure Package or the Prospectus (exclusive of any supplement thereto), there are no persons with registration or other similar rights to have any equity or debt securities of the Company or any “Affiliate” registered for sale under the Registration Statement, except for rights as have been duly waived.

(ll) Neither the consummation of the Transactions nor the application of the proceeds of the Shares will violate or result in a violation of Section 7 of the Exchange Act (including, without limitation, Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System).

(mm) The Company has been advised of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”); as of the date hereof and, after giving effect to the Transactions and the use of proceeds thereof as described in the Disclosure Package, each of the Company and the Subsidiaries is not and will not be, individually or on a consolidated basis, an “investment company” that is required to be registered under the Investment Company Act; and following the Execution Date, the Company and the Subsidiaries will conduct their businesses in a manner so as not to be required to register under the Investment Company Act.

(nn) Neither the Company nor any of its Affiliates has engaged any broker, finder, commission agent or other person (other than the Manager) in connection with the Transactions, and neither the Company nor any of its Affiliates is under any obligation to pay any broker’s fee or commission in connection with such Transactions.

(oo) Except as otherwise disclosed in the Registration Statement, the Disclosure Package and the Prospectus (exclusive of any supplement thereto), there is no encumbrance or restriction on the ability of any Subsidiary of the Company (x) to pay dividends or make other distributions on such Subsidiary’s capital stock or to pay any indebtedness to the Company or any other Subsidiary of the Company, (y) to make loans or advances or pay any indebtedness to, or investments in, the Company or any other Subsidiary or (z) to transfer any of its property or assets to the Company or any other Subsidiary of the Company.

(pp) There is and has been no failure on the part of the Company and the Subsidiaries or any of the officers and directors of the Company or any of the Subsidiaries, in their capacities as such, to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(qq) None of the Company or any of its subsidiaries, nor any director or officer thereof, nor, to the knowledge of the Company, any employee, agent, affiliate or other person acting on behalf of the Company or any of its subsidiaries has (i) made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful expense (or taken any act in furtherance thereof); (ii) made, offered, promised or authorized any direct or indirect unlawful payment to any foreign or domestic government official, employee or agent, including those acting on behalf of any government instrumentality such as government-owned or controlled entities, or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office (each a “Government Official”); or (iii) violated or is in violation of any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law (collectively, the “Anti-Bribery and Anti-Corruption Laws”). The Company and its subsidiaries have conducted their businesses in compliance with applicable Anti-Bribery and Anti-Corruption Laws and have instituted, maintain and enforce policies, procedures, and internal controls reasonably designed to promote and achieve compliance with Anti-Bribery and Anti-Corruption Laws. Neither the Company nor its subsidiaries will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Bribery and Anti-Corruption Laws. Neither the Company nor any of its subsidiaries has received any written notice or communication from any person that alleges, nor been involved in any internal investigation involving any allegations, that the Company or any subsidiary, or any of their respective affiliates or directors, officers, employees, or other person acting on behalf of the Company or any of its subsidiaries is in potential violation of any Anti-Bribery and Anti-Corruption Laws. Neither the Company nor any of its subsidiaries has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or indirectly, the right of control over, or any beneficial interest the Company or any of its subsidiaries.

(rr) The operations of the Company and the Subsidiaries are, and have been conducted at all times in compliance with the money laundering statutes of all applicable jurisdictions, the applicable rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(ss) Neither the Company nor any of its subsidiaries nor any of their directors or officers, nor, to the knowledge of the Company, any agent, employee, affiliate or person acting on behalf of the Company or any of its subsidiaries (i) is currently subject to any Sanctions (as defined below), (ii) is, in the case of an entity, organized or located in, or in the case of an individual, residing in any country or territory to the extent that such country or territory itself is the subject of any Sanction (including, without limitation, the Crimean region of the Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of the Ukraine, Cuba, Iran, North Korea, Venezuela, Syria, and, prior to January 17, 2017, Sudan) (each, a “Designated Jurisdiction”), or (iii) has engaged in any transaction with any person in violation of Sanctions laws in the last five (5) years, nor does the Company or any of its subsidiaries have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Designated Jurisdiction. The Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute, provide or otherwise make available such proceeds, for the purpose of funding any activity or business in any Designated Jurisdiction or funding any activity or business of any entity organized or located in, or any individual residing in, any Designated Jurisdiction or any person who is the subject of any Sanctions, or in any other manner that will result in any violation by any person (including the Manager) of Sanctions. As used herein, “Sanction(s)” means any economic or trade sanction administered or enforced by the United States Government (including without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union, a member state of the European Union, Her Majesty’s Treasury or other relevant sanctions authority. The Company and its subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with Sanctions laws.

(tt) No relationship, direct or indirect, exists between or among any of the Company or any affiliate of the Company, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Company or any affiliate of the Company, on the other hand, which is required by the Securities Act to be disclosed in a registration statement on Form S-3 which is not so disclosed in the Registration Statement or the Prospectus. Except as disclosed in the Registration Statement, the Disclosure Package or the Prospectus (exclusive of any supplement thereto), there are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or any affiliate of the Company to or for the benefit of any of the officers or directors of the Company or any affiliate of the Company or any of their respective family members.

(uu) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Shares.

(vv) The shares of Common Stock are registered pursuant to Section 12b of the Exchange Act and are listed on New York Stock Exchange (“NYSE”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the shares of Common Stock under the Exchange Act or delisting the shares of Common Stock from NYSE. Except as described in the Company’s periodic filings under the Exchange Act incorporated by reference in the Registration Statement or the Disclosure Package, the Company has not received any notification that the Commission or NYSE is contemplating terminating such registration or listing.

Any certificate signed by any officer of the Company and delivered to the Manager or counsel for the Manager in connection with this Agreement or any Terms Agreement shall be deemed a representation and warranty by the Company, as to matters covered thereby, to the Manager.

3. Sale and Delivery of Shares.

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell Shares from time to time through the Manager, acting as sales agent, and the Manager agrees to use its commercially reasonable efforts to sell, as sales agent for the Company, the Shares on the following terms.

(i) The Shares are to be sold on a daily basis or otherwise as shall be agreed to by the Company and the Manager on any day that (A) is a trading day for the NYSE (other than a day on which the NYSE is scheduled to close prior to its regular weekday closing time), (B) the Company has instructed the Manager by telephone (confirmed promptly by electronic mail) to make such sales and (C) the Company has satisfied its obligations under Section 6 of this Agreement. The Company will designate the maximum amount of the Shares to be sold by the Manager daily as agreed to by the Manager (in any event not in excess of the amount available for issuance under the Prospectus and the currently effective Registration Statement) and the minimum price per Share at which such Shares may be sold. Subject to the terms and conditions hereof, the Manager shall use its commercially reasonable efforts to sell on a particular day all of the Shares designated for the sale by the Company on such day. The gross sales price of the Shares sold under this Section 3(a) shall be the market price for shares of the Company’s Common Stock sold by the Manager under this Section 3(a) on the NYSE at the time of sale of such Shares.

(ii) The Company acknowledges and agrees that (A) there can be no assurance that the Manager will be successful in selling the Shares, (B) the Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by the Manager to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement, and (C) the Manager shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Manager and the Company.

(iii) The Company shall not authorize the issuance and sale of, and the Manager shall not be obligated to use its commercially reasonable efforts to sell, any Share at a price lower than the minimum price therefor designated from time to time by the Company’s Board of Directors (the “Board”), or a duly authorized committee thereof, and notified to the Manager in writing. The Company or the Manager may, upon notice to the other party hereto by telephone (confirmed promptly by electronic mail), suspend the offering of the Shares for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

(iv) The Manager hereby covenants and agrees not to make any sales of the Shares on behalf of the Company, pursuant to this Section 3(a), other than (A) by means of ordinary brokers’ transactions between members of the NYSE that qualify for delivery of a Prospectus to the NYSE in accordance with Rule 153 of the regulations of the Securities Act and (B) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and the Manager pursuant to a Terms Agreement.

(v) The compensation to the Manager for sales of the Shares with respect to which the Manager acts as sales agent under this Agreement shall not exceed 3.00% of the gross sales price of the Shares sold pursuant to this Section 3(a) and payable as described in the succeeding subsection (vi) below. The foregoing rate of compensation shall not apply when the Manager acts as principal, in which case the Company may sell Shares to the Manager as principal at a price agreed upon at the relevant Applicable Time pursuant to a Terms Agreement. The remaining proceeds, after deduction of the foregoing compensation to the Manager and further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales (the “Transaction Fees”), shall constitute the net proceeds to the Company for such Shares (the “Net Proceeds”). The Manager shall notify the Company as promptly as reasonably practicable if any deduction referenced in the preceding sentence will be required.

(vi) The Manager shall provide written confirmation (which may be by facsimile or electronic mail) to the Company following the close of trading on the NYSE each day in which the Shares are sold under this Section 3(a) setting forth the number of the Shares sold on such day, the aggregate gross sales proceeds and the Net Proceeds to the Company, and the compensation payable by the Company to the Manager with respect to such sales. Such compensation shall be set forth and invoiced in quarterly statements from the Manager to the Company, with payment to be made by the Company promptly after its receipt thereof.

(vii) Settlement for sales of the Shares pursuant to this Section 3(a) will occur on the second Business Day following the date on which such sales are made, unless another date shall be agreed to by the Company and the Manager in connection with a particular transaction (each such day, a “Settlement Date”). On each Settlement Date, the Shares sold through the Manager for settlement on such date shall be issued and delivered by the Company to the Manager against payment of the aggregate gross sales proceeds less any Transaction Fees for the sale of such Shares. Settlement for all such Shares shall be effected by free delivery of the Shares to the Manager’s account at The Depository Trust Company (“DTC”) in return for payments in same day funds delivered to the account designated by the Company. If the Company or its transfer agent (if applicable) shall default on its obligation to deliver the Shares on any Settlement Date, the Company shall (A) indemnify and hold the Manager harmless against any loss, claim or damage arising from or as a result of such default by the Company and (B) pay the Manager any commission to which it would otherwise be entitled absent such default. If the Manager breaches this Agreement by failing to deliver the aggregate gross sales proceeds less any Transaction Fees to the Company on any Settlement Date for the Shares delivered by the Company, the Manager will pay the Company interest based on the effective overnight federal funds rate on such unpaid amount less any compensation due to the Manager.

(viii) At each Applicable Time, Settlement Date, Representation Date (as defined in Section 4(k)) and Filing Date (as defined in Section 4(x)), the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended as of such date. Any obligation of the Manager to use its commercially reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(b) If the Company wishes to issue and sell the Shares pursuant to this Agreement but other than as set forth in Section 3(a) of this Agreement (each, a “Placement”), it will notify the Manager of the proposed terms of such Placement. If the Manager, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company wishes to accept amended terms, the Manager and the Company will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Company or the Manager unless and until the Company and the Manager have each executed such Terms Agreement accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control.

(c) Each sale of the Shares to the Manager shall be made in accordance with the terms of this Agreement and, if applicable, a Terms Agreement, which will provide for the sale of such Shares to, and the purchase thereof by, the Manager. A Terms Agreement may also specify certain provisions relating to the reoffering of such Shares by the Manager. The commitment of the Manager to purchase the Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the number of the Shares to be purchased by the Manager pursuant thereto, the price to be paid to the Company for such Shares, any provisions relating to rights of, and default by, underwriters acting together with the Manager in the reoffering of the Shares, and the time and date (each such time and date being referred to herein as a “Time of Delivery”) and place of delivery of and payment for such Shares. Such Terms Agreement shall also specify any requirements for opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 of this Agreement and any other information or documents required by the Manager.

(d) Under no circumstances shall the number and aggregate amount of the Shares sold pursuant to this Agreement and any Terms Agreement exceed (i) the aggregate amount set forth in Section 1, (ii) the number of shares of the Common Stock available for issuance under the currently effective Registration Statement or (iii) the number and aggregate amount of the Shares authorized from time to time to be issued and sold under this Agreement by the Board, or a duly authorized committee thereof, and notified to the Manager in writing.

(e) If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement and any Terms Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(f) Notwithstanding any other provision of this Agreement the Company shall not request the sale of any Shares that would be sold, and the Manager shall not be obligated to sell, during any period in which the Company’s insider trading policy, as it exists at the Execution Time, would prohibit the purchases or sales of the Company’s Common Stock by its officers or directors, or during any other period in which the Company is, or would be deemed to be, in possession of material non-public information; provided that, unless otherwise agreed between the Company and the Manager, for purposes of this paragraph (f) such period shall be deemed to end on the date on which the Company’s next subsequent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, is filed with the Commission.

4. Agreements. The Company agrees with the Manager that:

(a) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act, the Company will not file any amendment of the Registration Statement or supplement (including the Prospectus Supplement or any Interim Prospectus Supplement) to the Base Prospectus or any Rule 462(b) Registration Statement unless the Company has furnished to the Manager a copy for its review prior to filing and will not file any such proposed amendment or supplement to which the Manager reasonably objects. The Company has properly completed the Prospectus, in a form approved by the Manager, and filed such Prospectus, as amended at the Execution Time, with the Commission pursuant to the applicable paragraph of Rule 424(b) by the Execution Time and will cause any supplement to the Prospectus to be properly completed, in a form approved by the Manager, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will provide evidence satisfactory to the Manager of such timely filing. The Company will promptly advise the Manager (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b) or when any Rule 462(b) Registration Statement shall have been filed with the Commission, (ii) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172 or any similar rule) is required under the Securities Act in connection with the offering or sale of the Shares, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as reasonably practicable the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as reasonably practicable.

(b) If, at any time on or after an Applicable Time but prior to the related Settlement Date or Time of Delivery, any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) notify promptly the Manager so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to the Manager in such quantities as the Manager may reasonably request.

(c) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify the Manager of any such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 4, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as reasonably practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to the Manager in such quantities as the Manager may reasonably request.

(d) As soon as reasonably practicable, the Company will make generally available to its security holders and to the Manager an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158.

(e) The Company will furnish to the Manager and counsel for the Manager, without charge, signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by the Manager or dealer may be required by the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Manager may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering. Notwithstanding anything to the contrary otherwise herein provided, the Company shall not be required to furnish, in written or electronic form, any document to the extent such document is available on EDGAR.

(f) The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Manager may designate and will maintain such qualifications in effect so long as required for the distribution of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Shares, in any jurisdiction where it is not now so subject.

(g) The Company agrees that, unless it has or shall have obtained the prior written consent of the Manager, and the Manager agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule I hereto. Any such free writing prospectus consented to by the Manager or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(h) The Company will not offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or would reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any other shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock; or publicly announce an intention to effect any such transaction without (i) giving the Manager at least five Business Days’ prior written notice specifying the nature of the proposed transaction and the date of such proposed transaction and (ii) the Manager suspending acting under this Agreement for such period of time requested by the Company or as deemed appropriate by the Manager in light of the proposed transaction; provided, however, that the Company or any affiliate of the Company, as the case may be, may issue and sell Common Stock pursuant to this Agreement or any Terms Agreement, equity incentive or employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect at the Execution Time and disclosed in the Registration Statement and the Disclosure Package, and the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding at the Execution Time.

(i) The Company will not (i) take, directly or indirectly, any action designed to or that would constitute or that would reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, purchase or pay any person (other than as contemplated by this Agreement or any Terms Agreement) any compensation for soliciting purchases of the Shares.

(j) The Company will, at any time during the term of this Agreement, as supplemented from time to time, advise the Manager promptly after it shall have received notice or obtain knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter and other document provided to the Manager pursuant to Section 6 herein.

(k) Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented (other than an Interim Prospectus Supplement filed pursuant to Rule 424(b) pursuant to Section 4(x) of this Agreement or a prospectus supplement relating solely to the offering of securities other than the Shares), (ii) the Company files an annual report on Form 10-K under the Exchange Act or it files quarterly reports on Form 10-Q under the Exchange Act, (iii) the Company files a report on Form 8-K containing amended financial statements (other than an earnings release or other information “Furnished” pursuant to Items 2.02 or 7.01 of Form 8-K) under the Exchange Act, (iv) the Shares are delivered to the Manager as principal at the Time of Delivery pursuant to a Terms Agreement, or (v) otherwise as the Manager may reasonably request (such commencement or recommencement date and each such date referred to in (i), (ii), (iii), (iv) and (v) above a “Representation Date”), the Company shall furnish or cause to be furnished to the Manager within (x) with respect to any Representation Date with respect to clauses (i), (ii), (iii) or (v) above, within two (2) Business Days of the applicable Representation Date or (y) with respect to any Representation Date with respect to clause (iv) above, on such Time of Delivery, a certificate dated and delivered the date of such commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document, the Time of Delivery, or promptly upon request, as the case may be, in form reasonably satisfactory to the Manager to the effect that the statements contained in the certificate referred to in Section 6(d) of this Agreement which were last furnished to the Manager are true and correct at the time of such commencement or recommencement, amendment, supplement, filing, or delivery, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6(d), modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate.

(l) On each Representation Date, (i) with respect to the initial Representation Date, on such date, (ii) with respect to any subsequent Representation Date under clauses (i), (ii), (iii) or (v) of such definition, within two Business Days of the applicable Representation Date or (iii) with respect to any subsequent Representation Date under clause (iv) of such definition, on such Time of Delivery, the Company shall furnish or cause to be furnished forthwith to the Manager and to counsel to the Manager (1) a written opinion of Kane Kessler, P.C., counsel to the Company (“Company Counsel”), or other counsel satisfactory to the Manager (which opinion shall include a negative assurance letter), and (2) a written opinion of K&L Gates LLP, tax counsel to the Company (“Tax Counsel”), or other counsel satisfactory to the Manager, in each case, dated and delivered the date of commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document, the Time of Delivery, or promptly upon such request, as the case may be, in form and substance satisfactory to the Manager, of the same tenor as the opinions referred to in Section 6(b) of this Agreement, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion.

(m) On each Representation Date, (i) with respect to the initial Representation Date, on such date, (ii) with respect to any subsequent Representation Date under clauses (i), (ii), (iii) or (v) of such definition, within two Business Days of the applicable Representation Date or (iii) with respect to any subsequent Representation Date under clause (iv) of such definition, on such Time of Delivery, Cahill Gordon & Reindel LLP, counsel to the Manager, shall deliver a written opinion (which opinion shall include a negative assurance letter), dated and delivered the date of commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document, the Time of Delivery, or promptly upon such request, as the case may be, in form and substance satisfactory to the Manager, of the same tenor as the opinions referred to in Section 6(c) of this Agreement but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion.

(n) On each Representation Date, (i) with respect to the initial Representation Date, on such date, (ii) with respect to any subsequent Representation Date under clauses (i), (ii), (iii) or (v) of such definition, within two Business Days of the applicable Representation Date or (iii) with respect to any subsequent Representation Date under clause (iv) of such definition, on such Time of Delivery, the Company shall cause KPMG LLP and Thomas Howell Ferguson P.A. (together, the “Accountants”), or other independent accountants satisfactory to the Manager, to furnish the Manager a letter, dated the date of commencement or recommencement, effectiveness of such amendment, the date of filing of such supplement or other document with the Commission, or the Time of Delivery, as the case may be, in form satisfactory to the Manager, of the same tenor as the letter referred to in Section 6(e) of this Agreement but modified to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(o) Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and on each Representation Date, the Company will conduct a due diligence session, in form and substance satisfactory to the Manager, which shall include representatives of the management and the independent accountants of the Company. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by the Manager or its agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, (i) providing information and available documents, (ii) upon no less than three (3) Business Days’ advance written notice or as otherwise agreed to by the Company and the Manager, access to appropriate corporate officers and the Company’s agents during regular business hours and at the Company’s principal offices and (iii) timely furnishing or causing to be furnished such certificates, letters and opinions from the Company, its officers and its agents, as the Manager may reasonably request.

(p) The Company consents to the Manager trading in the Common Stock for the Manager’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement or pursuant to a Terms Agreement; provided such trading is in accordance with the Manager’s internal policies and applicable laws, rules and regulations.

(q) The Company will disclose in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, the number of Shares sold through the Manager under this Agreement, the Net Proceeds to the Company and the compensation paid by the Company to the Manager with respect to sales of Shares pursuant to this Agreement during the relevant quarter.

(r) If to the knowledge of the Company, the conditions set forth in Section 6(a), 6(f) or 6(h) shall not be true and correct on the applicable Settlement Date, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by the Manager the right to refuse to purchase and pay for such Shares.

(s) Each acceptance by the Company of an offer to purchase the Shares hereunder, and each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to the Manager that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Shares relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

(t) The Company shall ensure that there are at all times sufficient shares of Common Stock to provide for the issuance, free of any preemptive rights, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, of the maximum aggregate number of Shares authorized for issuance by the Board pursuant to the terms of this Agreement. The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on the NYSE and to maintain such listing.

(u) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the regulations thereunder.

(v) The Company shall cooperate with Manager and use its commercially reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of DTC.

(w) The Company will apply the Net Proceeds from the sale of the Shares in the manner set forth in the Prospectus.

(x) The Company will either (i) disclose in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, with regard to the relevant quarter, the number of Shares sold by or through the Manager pursuant to this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to such sales of the Shares pursuant to this Agreement, or (ii) on or prior to the earlier of (A) the date on which the Company shall file a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K in respect of any fiscal quarter in which sales of Shares were made by the Manager pursuant to this Agreement and (B) the date on which the Company shall be obligated to file such document referred to in clause (A) in respect of such quarter (each such date, and any date on which an amendment to any such document is filed, a “Filing Date”), the Company will file an Interim Prospectus Supplement with the Commission under the applicable paragraph of Rule 424(b), which will set forth, with regard to such quarter, the number of the Shares sold by or through the Manager pursuant to this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to such sales of the Shares pursuant to this Agreement and deliver such number of copies of each such prospectus supplement to the NYSE as are required by such exchange.

(y) Notwithstanding the foregoing, the requirement to provide opinions, certificates, comfort letters, documents and due diligence sessions under this Section 4 shall be automatically waived at a time which no offering of Shares under this Agreement is ongoing, no sales of Shares by the Manager is pending or no Terms Agreement is in effect, which waiver shall continue until the date the Company delivers an authorization by the Company to the Manager to sell Shares pursuant to this Agreement or any Terms Agreement. If the Company subsequently decides to sell Shares following a Representation Date when the Company relied on such waiver and did not provide the Manager with counsel opinions, certificates, comfort letters, documents and due diligence sessions under this Section 4, then before the Manager sells any Shares pursuant to this Agreement or a Terms Agreement, the Company shall cause the counsel opinions, certificates, comfort letters, documents and due diligence sessions that would be delivered on a Representation Date to be delivered.

5. Payment of Expenses.

(a) The Company agrees to pay the costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, the Prospectus, and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Shares; (v) the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE; (vi) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Manager relating to such registration and qualification); (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (including filing fees and the reasonable fees and expenses of counsel for the Manager relating to such filings); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Shares; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (x) the reasonable and documented out-of-pocket expenses of the Manager, including the reasonable and documented fees, disbursements and expenses of counsel for the Manager in connection with this Agreement, the Registration Statement, the Prospectus and the Disclosure Package, which fees and expenses of such counsel shall not exceed (1) $175,000 with respect to the establishment of the at-the-market program, and (2) $50,000 for each fiscal quarter in which sales were made for ongoing services in connection with the transactions contemplated hereunder (the “Reimbursable Counsel Fee Cap”) (for the avoidance of doubt, the Manager shall pay for its counsel’s fees for any amount above the Reimbursable Counsel Fee Cap); and (xi) all other reasonable costs and expenses incident to the performance by the Company of its obligations hereunder.

6. Conditions to the Obligations of the Manager. The obligations of the Manager under this Agreement and any Terms Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time, Settlement Date and Time of Delivery, (ii) to the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

(a) The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Shares; each Interim Prospectus Supplement, if any, shall have been filed in the manner required by Rule 424(b) within the time period required by Section 4(x) of this Agreement; any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The Company shall have requested and caused the Company Counsel and Tax Counsel to each furnish to the Manager, on every date specified in Section 4(l) of this Agreement, such opinion or opinions, dated as of such date and addressed to the Manager, in form and substance satisfactory to the Manager.

(c) The Manager shall have received from Cahill Gordon & Reindel llp, counsel for the Manager, on every date specified in Section 4(m) of this Agreement, such opinion or opinions, dated as of such date and addressed to the Manager, with respect to the issuance and sale of the Shares, the Registration Statement, the Disclosure Package, the Prospectus (together with any supplement thereto) and other related matters as the Manager may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(d) The Company shall have furnished or caused to be furnished to the Manager, on every date specified in Section 4(k) of this Agreement, a certificate of the Company, signed by an executive officer of the Company who has specific knowledge of the Company financial matters and is reasonably satisfactory to the Manager, dated as of such date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package and the Prospectus and any supplements or amendments thereto and this Agreement and that:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of such date with the same effect as if made on such date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Prospectus, there has been no material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus (exclusive of any supplement thereto).

(e) The Company shall have requested and caused the Accountants to have each furnished to the Manager, addressed to the Manager, on every date specified in Section 4(n) hereof and to the extent requested by the Manager in connection with any offering of the Shares, letters (which may refer to letters previously delivered to the Manager), dated as of such date, in form and substance reasonably satisfactory to the Manager and containing such statements and information customarily found in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Company contained in or incorporated by reference in the Registration Statement and the Prospectus.

References to the Prospectus in this paragraph (e) include any supplement thereto at the date of the letter.

(f) Since the respective dates as of which information is disclosed in the Registration Statement, the Disclosure Package and the Prospectus, except as otherwise stated therein, there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Manager, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(g) FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement.

(h) The Shares shall have been listed and admitted and authorized for trading on the NYSE, and satisfactory evidence of such actions shall have been provided to the Manager.

(i) Prior to each Settlement Date and Time of Delivery, as applicable, the Company shall have furnished to the Manager such further information, certificates and documents as the Manager may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Manager and counsel for the Manager, this Agreement and all obligations of the Manager hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by the Manager. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Cahill Gordon & Reindel llp, counsel for the Manager, at 32 Old Slip, New York, NY 10005 on each such date as provided in this Agreement.

7. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless the Manager, the directors, officers, employees, affiliates and agents of the Manager and each person who controls the Manager within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are caused by (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement, the Prospectus, or any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and in each case, agrees to reimburse each such indemnified party, as incurred, for any legal or other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by the Manager specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have. The Company acknowledges that the name and contact information of the Manager in the Prospectus Supplement and the Prospectus constitute the only information furnished in writing by or on behalf of the Manager for inclusion in the Prospectus Supplement, the Prospectus or any Issuer Free Writing Prospectus (collectively the “Manager Information”).

(b) The Manager agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Manager, but only with reference to the Manager Information. This indemnity agreement will be in addition to any liability which the Manager may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable and documented fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such persons to be indemnified under 7(a) or 7(b), and that, in each case, all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Manager, in the case of parties indemnified pursuant to Section 7(a), and by the Company, in the case of parties indemnified pursuant to Section 7(b). An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent: (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Manager agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and the Manager may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Manager on the other from the offering of the Shares. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Manager severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Manager on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Manager shall be deemed to be equal to the gross compensation received by such Manager with respect to the Shares sold under this Agreement, in each case as determined by this Agreement or any applicable Terms Agreement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Manager on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Manager agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), in no event shall the Manager be required to contribute any amount in excess of the amount by which the gross compensation applicable to the Shares purchased by the Manager hereunder exceeds the amount of any damages that the Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls the Manager within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, affiliate and agent of the Manager shall have the same rights to contribution as the Manager, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

8. Termination.

(a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if Shares have been sold through the Manager for the Company, then Section 4(s) of this Agreement shall remain in full force and effect, (ii) with respect to any pending sale, through the Manager for the Company, the obligations of the Company, including in respect of compensation of the Manager, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 2, 5, 7, 10, 11, 13 and 15 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) The Manager shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 2, 5, 7, 10, 11, 13 and 15 of this Agreement shall remain in full force and effect notwithstanding such termination; provided, however, for the avoidance of doubt, to the extent a Terms Agreement is outstanding, all provisions of this Agreement and the obligations of the parties hereunder shall survive with respect to the transactions contemplated by such Terms Agreement until such Terms Agreement is terminated pursuant to Section 8(e) or the purchase of Shares by the Manager pursuant to such Terms Agreement is consummated.

(c) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 8(a) or (b) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 2, 5, 7 and 10 shall remain in full force and effect.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Manager or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3(a)(vii) of this Agreement.

(e) In the case of any purchase of Shares by the Manager pursuant to a Terms Agreement, the obligations of the Manager pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of the Manager, by notice given to the Company prior to the Time of Delivery relating to such Shares, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the NYSE or trading in securities generally on the NYSE shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Manager, impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Prospectus (exclusive of any amendment or supplement thereto).

9. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Manager that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Manager of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Manager that is a Covered Entity or a BHC Act Affiliate of such Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

10. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Manager set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by the Manager or the Company or any of the officers, directors, employees, affiliates, agents or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Shares.

11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Manager, will be mailed, delivered or telefaxed to the Citigroup Global Markets Inc. General Counsel (fax no.: (646) 291-1469) and confirmed to the General Counsel, Citigroup Global Markets Inc., at 388 Greenwich Street, New York, New York, 10013, Attention: General Counsel; or, if sent to the Company, will be mailed, delivered or telefaxed to Danimer Scientific, Inc., 140 Industrial Boulevard, Bainbridge, Georgia 39817, Attn: Chief Financial Officer (fax no. (229) 246-0764), with a copy (which shall not constitute notice) to Kane Kessler, P.C., 600 Third Avenue, 35th Floor, New York, NY 10016, Attn: Robert L. Lawrence, Esq. (fax no. (212) 245-3009).

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder.

13. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Manager and any affiliate through which it may be acting, on the other, (b) the Manager is acting solely as sales agent and/or principal in connection with the purchase and sale of the Company’s securities and not as a fiduciary of the Company and (c) the Company’s engagement of the Manager in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Manager has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Manager has rendered advisory services of any nature or respect, or owes an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

14. Integration. This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) between the Company and the Manager with respect to the subject matter hereof.

15. Applicable Law. This Agreement and any Terms Agreement and any claim, controversy or dispute arising under or related thereto will be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts of laws rules.

16. Waiver of Jury Trial. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

17. Counterparts; Amendment. This Agreement and any Terms Agreement may be in the form of an Electronic Record (as defined below) and may be executed using Electronic Signatures (as defined below) (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record.  This Agreement may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Agreement. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

18. Headings. The section headings used in this Agreement and any Terms Agreement are for convenience only and shall not affect the construction hereof or thereof.

19. Definitions. The terms that follow, when used in this Agreement and any Terms Agreement, shall have the meanings indicated.

“Applicable Time” shall mean, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Terms Agreement.

“Base Prospectus” shall mean the base prospectus referred to in Section 2(a) and 2(b) above, contained in the Registration Statement at the Execution Time.

“BHC Act Affiliate” shall mean “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” shall mean default right as defined and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Prospectus Supplement, (iii) the most recently filed Interim Prospectus Supplement, (iv) the Issuer Free Writing Prospectuses, if any, identified in Schedule I hereto, (v) the public offering price of Shares sold at the relevant Applicable Time and (vi) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Interim Prospectus Supplement” shall mean the prospectus supplement relating to the Shares prepared and filed pursuant to Rule 424(b) from time to time as provided by Section 4(x) of this Agreement.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Prospectus” shall mean the Base Prospectus, as supplemented by the Prospectus Supplement and the most recently filed Interim Prospectus Supplement (if any).

“Prospectus Supplement” shall mean the most recent prospectus supplement relating to the Shares that was first filed pursuant to Rule 424(b) at or prior to the Execution Time.

“Registration Statement” shall mean the registration statement referred to in Section 2(a) above, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B”, “Rule 433” and “Rule 462” refer to such rules under the Securities Act.

“Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Remainder of Page Intentionally Left Blank.]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Manager.

Very truly yours,

Danimer Scientific, Inc.

By:	/s/ Michael A. Hajost
	Name:	Michael A. Hajost
	Title:	Chief Financial Officer

The foregoing Agreement is
hereby confirmed and accepted
as of the date first written above.

Citigroup Global Markets Inc.

By:	/s/ Matt Bormann
	Name:	Matt Bormann
	Title:	Vice President

SCHEDULE I

Schedule of Free Writing Prospectuses included in the Disclosure Package

None.

SCHEDULE II

Subsidiaries*

Meredian Holdings Group, Inc.

Danimer Scientific Holdings, LLC

Danimer Scientific Manufacturing Inc.

Meredian, Inc.

Danimer Scientific, L.L.C.

Danimer Scientific Kentucky, Inc.

Novomer, Inc.

Meredian Bioplastics, Inc.

Danimer Bioplastics, Inc.

*	Does not include a non-operating, indirect, wholly-owned subsidiary of the Company.

[Form of Terms Agreement]	ANNEX I

DANIMER SCIENTIFIC, INC.

Common Stock

Terms Agreement

______, 20[   ]

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York, 10013

Dear Sirs:

Danimer Scientific, Inc. (the “Company”) proposes, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated September 7, 2022 (the “Equity Distribution Agreement”), between the Company and Citigroup Global Markets Inc., to issue and sell to Citigroup Global Markets Inc. the securities specified in the Schedule I hereto (the “Purchased Shares”)

Each of the provisions of the Equity Distribution Agreement not specifically related to the solicitation by Citigroup Global Markets Inc., as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement, except that each representation and warranty in Section 2 of the Equity Distribution Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Equity Distribution Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement in relation to the Prospectus as amended and supplemented to relate to the Purchased Shares.

An amendment to the Registration Statement (as defined in the Equity Distribution Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Shares in the form heretofore delivered to the Manager is now proposed to be filed with the Securities and Exchange Commission.

Subject to the terms and conditions set forth herein and in the Equity Distribution Agreement which are incorporated herein by reference, the Company agrees to issue and sell to Citigroup Global Markets Inc. and the latter agrees to purchase from the Company the number of shares of the Purchased Shares at the time and place and at the purchase price set forth in the Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Equity Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between the Manager and the Company.

Danimer Scientific, Inc.

By:
Name:
Title:

ACCEPTED as of the date
first written above.

Citigroup Global Markets Inc.

By:
Name:
Title:

[Form of Terms Agreement]	Schedule I to the Terms Agreement

Title of Purchased Shares [and Additional Shares]:

Common Stock, par value $[__] per share

Number of Shares of Purchased Shares:

[Number of Shares of Additional Shares:]

[Price to Public:]

Purchase Price by Citigroup Global Markets Inc.:

Method of and Specified Funds for Payment of Purchase Price:

By wire transfer to a bank account specified by the Company in same day funds.

Method of Delivery:

Free delivery of the Shares to the Manager’s account at The Depository Trust Company in return for payment of the purchase price.

Time of Delivery:

Closing Location:

Documents to be Delivered:

The following documents referred to in the Equity Distribution Agreement shall be delivered as a condition to the closing at the Time of Delivery [and on any Option Closing Date]:

(1) The opinion referred to in Section 4(l).

(2) The opinion referred to in Section 4(m).
(3) The accountants’ letter referred to in Section 4(n).
(4) The officers’ certificate referred to in Section 4(k).
(5) Such other documents as the Manager shall reasonably request.

Exhibit 5.1

KANE KESSLER, P.C. 600 THIRD AVENUE NEW YORK, NEW YORK 10016-1901 TEL 212.541.6222 FAX 212.245.3009 WWW.KANEKESSLER.COM WRITER’S DIRECT NUMBER WRITER’S EMAIL

September 7, 2022

Danimer Scientific, Inc.

140 Industrial Boulevard

Bainbridge, GA 39817

Ladies and Gentlemen:

We have acted as special counsel to Danimer Scientific, Inc., a Delaware corporation (the “Company”), in connection with its filing on August 25, 2022, of a Registration Statement on Form S-3 (File No. 333-267074) with the Securities and Exchange Commission (the “Commission”) relating to the registration of the offering by the Company of up to $100,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on September 7, 2022. Reference is made to our opinion letter dated August 25, 2022, and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 7, 2022 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $100,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) covered by the Registration Statement. The shares of Common Stock are being offered and sold by the Company to or through Citigroup Global Markets Inc., as sales agent and/or principal (the “Manager”), pursuant to, the Equity Distribution Agreement, dated September 7, 2022, between the Company and the Manager (the “Distribution Agreement”).

In our capacity as special counsel to the Company in connection with the matters referred to above, we have examined copies of the following: (i) the Fourth Amended and Restated Certificate of Incorporation of the Company currently in effect (the “Amended and Restated Certificate”), (ii) the Second Amended and Restated By-laws of the Company currently in effect (the “Amended and Restated By-laws”), (iii) certain records of the Company’s corporate proceedings as reflected in its minute books, (iv) the Distribution Agreement, (v) the Registration Statement, in the form it was filed with the Commission, and (vi) the Prospectus Supplement to be delivered to purchasers in accordance with the Securities Act with respect to the shares of Common Stock to be offered and sold pursuant to the Distribution Agreement. We have also examined such other documents, papers, authorities and statutes as we have deemed necessary to form the basis of the opinions hereinafter set forth.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company including that the number of shares of Common Stock which the Company is authorized to issue in its Amended and Restated Certificate exceeds (i) the number of shares of Common Stock outstanding, (ii) the number of shares of Common Stock held as treasury shares, (iii) the number of shares of Common Stock which the Company is obligated to issue (or has otherwise reserved for issuance for any purpose) by at least the number of shares of Common Stock which may be offered and sold pursuant to the Registration Statement and the Prospectus Supplement and we have assumed for purposes of our opinion herein that such condition will remain true at all future times relevant to this opinion. We have also assumed that the Prospectus Supplement with respect to the shares of Common Stock to be offered pursuant to the Distribution Agreement has been prepared, and will be delivered and filed, in compliance with the Securities Act. We have also relied on certificates of public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth herein, we advise you that, in our opinion, when the shares of Common Stock have been issued and delivered against adequate consideration therefor (not less than par value for the offered shares of Common Stock) in accordance with the terms of the Distribution Agreement, the shares of Common Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Company and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States. We are not admitted or qualified to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we deem necessary to render the opinions contemplated herein. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

Very truly yours,

KANE KESSLER, P.C.

/s/ Kane Kessler, P.C.